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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            OSI Pharmaceuticals, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                                13-3159796
(State of Incorporation or Organization)       (IRS Employer Identification No.)

106 Charles Lindbergh Boulevard
         Uniondale, NY                                       11553
(Address of Principal Executive Offices)                   (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

         Securities Act registration statement file number to which this form relates: Not Applicable.

         Securities to be registered pursuant to Section 12(b) of the Act:

         Title Of Each Class                      Name of Each Exchange On Which
         To Be So Registered                      Each Class Is To Be Registered
                None

        Securities to be registered pursuant to Section 12(g) of the Act:

             Common Stock and Subordinated Debenture Purchase Rights
                                (Title of Class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On January 6, 1999, the Board of Directors of OSI Pharmaceuticals, Inc., a Delaware corporation (the "Company"), declared a dividend distribution of one right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Stock") of the Company payable to stockholders of record at the close of business on February 15, 1999 (the "Record Date"). One Right will also be issued to the holder of each share of Common Stock that becomes outstanding after the Record Date and before the earliest of (i) the Distribution Date, as defined below, (ii) the redemption of the Rights, and
(iii) the expiration of the Rights. Except as set forth below, and subject to adjustment as provided in the Rights Agreement (as defined below), each Right entitles the registered holder to purchase from the Company one Unit, consisting of one one-tenth share of Common Stock and one Subordinated Debenture in the principal amount equal to nine-tenths of the current per share market price of the Common Stock on the date of exercise, for an exercise price of $50.00 per Right (the "Purchase Price"). Under certain circumstances, as set forth in the Rights Agreement, the Company may substitute other securities or property for the Unit otherwise obtainable upon exercise of a Right, provided the value of such securities is equal to the then current market price of one share of Common Stock. The description and terms of the Rights are set forth in the form of Rights Agreement (the "Rights Agreement") dated as of January 6, 1999 between the Company and The Bank of New York, as Rights Agent (the "Rights Agent"). The Subordinated Debentures will be issuable under, and subject to the terms and conditions of, an Indenture (the "Indenture") between the Company and The Bank of New York, as Trustee.

         The Rights are not exercisable until the "Distribution Date" which is the earlier of (i) the date which is 10 days (or such later date as the Board of Directors may determine) after the commencement of, or first public announcement of an intention to make, a tender or exchange offer by any person or entity (each a "Person"), other than the Company and certain related entities, if, upon the consummation of such offer a Person or group of affiliated or associated Persons would become an Acquiring Person (defined below) or (ii) the date of the first public announcement that a Person or group of affiliated or associated Persons has acquired, or obtained the right to acquire, otherwise than pursuant to a Permitted Offer (defined below), beneficial ownership of 17.5% or more of the outstanding shares of Common Stock. A Person or group whose acquisition of shares of Common Stock causes a Distribution Date to occur pursuant to the foregoing clause (ii) is an "Acquiring Person."

         Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced by the Common Stock certificates and not by separate certificates and will be transferred with and only with such Common Stock certificates (except in connection with the redemption of the Rights), (ii) new Common Stock certificates issued after the Record Date will contain a notation referring to the Rights associated with such shares of Common Stock, incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable after the Distribution Date, separate Right Certificates will be mailed to holders of record of the


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Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights.

         The Rights will expire at the close of business on January 5, 2009, unless earlier redeemed by the Company as described below.

         In the event that any Person becomes an Acquiring Person (otherwise than pursuant to a Permitted Offer), the Rights will be modified automatically so that each holder of a Right will thereafter have, in lieu of the right to purchase a Unit, the right (the "Flip-In Right") to receive upon exercise of the Right the number of shares of Common Stock which, immediately before such Acquiring Person became an Acquiring Person, had a market value equal to twice the amount of the exercise price of the Right. Notwithstanding the foregoing, after such Person shall have become an Acquiring Person, all Rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void, and any holder of such Rights will have no right to exercise such Rights. A "Permitted Offer" is a tender or exchange offer which is for all outstanding shares of Common Stock at a price and on terms which the Board of Directors determines to be adequate and in the best interests of the Company, its stockholders and other relevant constituencies, other than such Acquiring Person, its affiliates and associates.

         In the event that, at any time after a Person or group has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination in which the holders of all of the outstanding shares of Common Stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power or (ii) more than 50% of the Company's assets or earning power is sold, leased, exchanged, mortgaged, pledged or otherwise transferred or disposed of (in one transaction or a series of related transactions), in any such case with or to an Acquiring Person or any affiliate or associate thereof or any other Person in which such Acquiring Person, affiliate or associate has an interest or any Person acting on behalf of or in concert with such Acquiring Person (or, if in such transaction all holders of shares of Common Stock are not treated alike, any other Person), then each holder of a Right (except Rights which previously have become null and void as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise of the Right, shares of common stock of the acquiring company having a value equal to twice the amount of the exercise price of the Right. Each such holder of a Right will continue to have a Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right, and such holder will have a successive Flip-Over Right on each occurrence of a transaction specified in the first sentence of this paragraph.

         At any time before a Person or group becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"), subject to adjustment. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Notice of redemption will be given by mail to each holder of Rights at such holder's last address on the registry books for the


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Rights, or, at the Company's option, by issuing a press release and mailing payment of the redemption price to the registered holders of the Rights.

         The Purchase Price payable, and the number and kind of securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain changes in the Common Stock or distributions of such stock or other events which would otherwise diminish the benefits intended to be afforded by the Rights. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

         No fractional Rights, shares of Common Stock or Subordinated Debentures will be issued (other than fractions of a share of Common Stock which are one one-tenth of a share or an integral multiple of one one-tenth of a share) and, in lieu thereof, a payment in cash will be made based on the market price of the Rights, Common Stock or Subordinated Debentures, as the case may be, on the last trading date prior to the date of exercise of the Rights involved or the Company may issue scrip, warrants or depositary receipts. Subordinated Debentures will be issued in denominations not less than $10 or integral multiples thereof and the Company may pay cash in lieu of issuing Subordinated Debentures in denominations other than $10 or integral multiples thereof in an amount equal to the difference between the principal amount of the Subordinated Debentures otherwise issuable and the integral multiple of $10 which is nearest to, but not in excess of, such amount.

         The terms of the Subordinated Debentures are designed, and the interest rate will be set, so that the value of the one Unit issuable upon exercise of each Right will approximate the value of one share of Common Stock and the Subordinated Debentures will trade when issued at par. The payment of principal and interest on account of the Subordinated Debentures will be subordinate to the repayment in full of all senior indebtedness (including interest thereon) of the Company.

         Prior to the Distribution Date, the Board of Directors may, without the approval of any holder of Rights, supplement or amend any provision of the Rights Agreement other than to decrease the Redemption Price, increase the Exercise Price, decrease the number of Units, fractional shares of Common Stock or the calculation of the principal amount or interest rate of the Subordinated Debentures constituting such Units, or decrease the amount of other securities, cash or property for which a Right is exercisable. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors only to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of the holders of Rights (other than holders whose Rights have become null and void as set forth above) or to shorten or lengthen any time period under the Rights Agreement; provided that no such amendment may be adopted to adjust the time period governing redemption at a time when the Rights are not redeemable.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder or Subordinated Debentureholder of the Company, including, without limitation, the right to vote or to receive dividends, other distributions, or payments of principal or interest.


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While the distribution of the Rights will not be taxable to stockholders of the
Company, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

         A copy of the Rights Agreement was filed as an exhibit to the Company's Report on Form 8-K filed on January 8, 1999. The summary description of the Rights set forth herein does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.


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ITEM 2.  EXHIBITS

----------------------- ---------------------------------------------------------------------------------------------------
     EXHIBIT NO.                                                   DESCRIPTION
----------------------- ---------------------------------------------------------------------------------------------------
          1             Form of Rights Agreement, dated as of January 6, 1999, between OSI Pharmaceutical, Inc. and  The
                        Bank of New York, as Rights Agent.*
----------------------- ---------------------------------------------------------------------------------------------------
          2             Summary of Rights to Purchase Common Stock and Subordinated Debenture (which is attached as
                        Exhibit A to the Rights Agreement referred to in Exhibit 1 hereto).*
----------------------- ---------------------------------------------------------------------------------------------------
          3             Form of Right Certificate (which is attached as Exhibit B to the Rights Agreement referred to in
                        Exhibit 1 hereto).*
----------------------- ---------------------------------------------------------------------------------------------------

* Previously filed by the Company as part of Exhibit 4 to the Company's Report on Form 8-K filed on January 8, 1999, which exhibit is incorporated herein by reference thereto.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  January 11, 1999           OSI PHARMACEUTICALS, INC.

                              By:    /s/ Robert L. Van Nostrand
                                     Name: Robert L. Van Nostrand
                                     Title: Vice President and Chief Financial
                                               Officer, Secretary and Treasurer

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                                  EXHIBIT INDEX

----------------------- ---------------------------------------------------------------------------------------------------
     EXHIBIT NO.                                                   DESCRIPTION
----------------------- ---------------------------------------------------------------------------------------------------
          1             Form of Rights Agreement, dated as of January 6, 1999, between OSI Pharmaceuticals, Inc. and The
                        Bank of New York, as Rights Agent.*
----------------------- ---------------------------------------------------------------------------------------------------
          2             Summary of Rights to Purchase Common Stock and Subordinated Debenture (which is attached as
                        Exhibit A to the Rights Agreement referred to in Exhibit 1 hereto.)*
----------------------- ---------------------------------------------------------------------------------------------------
          3             Form of Right Certificate (which is attached as Exhibit B to the Rights Agreement referred to in
                        Exhibit 1 hereto).*
----------------------- ---------------------------------------------------------------------------------------------------

* Previously filed by the Company as part of Exhibit 4 to the Company's Report on Form 8-K filed on January 8, 1999, which exhibit is incorporated herein by reference thereto.